Peerless Systems
Fourth Quarter 2007 Conference Call prepared remarks:

Final Draft

Geoff High of Pfeiffer High Investor Relations

Thank you _____. Good afternoon and welcome to Peerless Systems fourth quarter conference call. Presenting on behalf of the company will be Rick Roll, Chief Executive Officer and John Rigali, Chief Financial Officer. You are reminded that comments made on this call may include forward-looking statements regarding the future operations, earnings guidance, opportunities, or financial performance of Peerless. These statements involve a high degree of known and unknown risks and uncertainties such that actual results and circumstances can differ materially from those to be discussed. Risks and uncertainties include substantial changes in Peerless's business model and reaction to competitive pressures, reaction in the market to new Peerless products and technology offerings, unfavorable macro or industry conditions, changes in the demand for anticipated OEM products, age of the company's technology, increased research and development costs and other factors within or outside the company's control. Careful consideration should be given to Peerless’s cautionary statements made in public filings with the Securities and Exchange Commission including, but not limited to, the company's most recent reports on Form 10(K), 10(Q) and 8(K).

With that, I will now turn the call over to Rick Roll. Rick, please go ahead.

Rick Roll - President and CEO

Thanks Geoff,

And thanks to all of you who have joined us for today’s call. As you know, this is our first quarterly conference call since I joined the Company as President and CEO last December. It has been a busy three months, and I am extremely pleased by how much we have accomplished in such a short period.

Immediately upon my arrival at Peerless, I began working closely with our management team to thoroughly assess all aspects of our business - from our product offering and operational processes, to our customer relationships, to our near- and longer-term growth prospects. It was quickly clear that Peerless has established a strong reputation within the digital imaging industry. However, based on the level of contract activity we have been addressing, it was also evident that the business was carrying excess capacity.

As we announced prior to the end of our fiscal year, we have implemented a cost reduction effort designed to streamline the business and more closely align expenses with anticipated revenue. One of my key objectives when I took on the role of CEO was to establish a renewed company-wide focus on profitable operations. This restructuring program represents an important first step toward achieving this objective.

(pause)

We have stated recently that we are developing new strategies for enhancing the financial performance and long-term growth prospects for the Company. The strategies we have established involve three primary tactics: One, focus on and strengthen the performance of the following 4 core technologies: imaging, networking, hardware IP and postscript; two, adjust our IP development program to expand the applications of our technologies across a broader range of digital imaging devices and increase our base of OEM customers; and three, seek new sources of revenue that we believe exist in ancillary segments of the imaging industry.

It has been discussed during the past two quarters that there are some fairly dramatic shifts taking place in the digital imaging space, particularly in the emerging color sector. Back when Peerless was focused primarily on monochrome technologies, the lifespans of the products carrying our IP were long enough - and the unit volumes were high enough - to create a compelling IP licensing model. In the emerging color market, which is where we have been focused for the past three years, product life cycles are becoming increasingly compressed and the sales volumes for individual product models are much lower. This scenario is resulting in a less favorable correlation between engineering services and follow-on royalty revenue. This situation is exacerbated by the fact that many OEMs have enhanced their focus on the sale of consumables, and have dramatically reduced prices on the imaging units themselves. Taken as a whole, these market conditions have made our traditional IP licensing model less effective.

Therefore, we are modifying our core IP development strategy. Our objective is to expand the applications of our technologies across a broader range of digital imaging devices and increase our base of OEM customers.

Two areas that provide this broader appeal and offer strong profit potential are Microsoft Vista related applications and hardware IP. The launch of Vista has created opportunities for many third-party technology providers, and two of the related applications on which we are working aggressively are Peerless’ XPS Interpreter and Web Services. In addition, our hardware IP is also gaining strategic importance as OEMs strive to increase device functionality and print speed while reducing production cost.

If you have reviewed today’s earnings release, you noted that we are anticipating an improvement in our profit performance during fiscal 2008. The successful execution of our IP strategy represents an important component in our program to expand margins and increase profitability during the current fiscal year.

As I mentioned, we are also seeking to enhance our top-line performance over the long term by exploring ancillary industry segments that are currently experiencing significant growth, such as the application software sector and the market for printer-based multi-function products known as all-in-ones. We are in the process of continuing our review of the industry landscape and development of our strategy for entering into select product segments that we believe would blend well with our core business. We are exploring acquisitions, joint ventures and/or strategic partnerships to accomplish this goal.

Of course it is early on in our exploratory process, so for this and competitive reasons, there is not a lot of detail we can add at this time. Although we have identified a limited number of potential transactions, we have not yet initiated active negotiations. There obviously are risks in expanding our business beyond its core and we may not be successful in consummating any acquisition, joint venture, or strategic relationship. Nevertheless, we are excited by the direction we have selected and the opportunities it could represent to the long-term potential performance of the business.

With respect to our current operations, we signed 4.8 million dollars in block licenses during the fourth quarter. The high-level of Peerless IP associated with these blocks resulted in a significant improvement in our gross margins, and helped drive our strong fourth quarter net income performance.

Our product-development relationship with Kyocera-Mita is obviously very meaningful to both companies. I have already traveled to Japan and met with KMC’s management team, and I am very encouraged by the long-range opportunities this relationship represents to Peerless. As has been stated in the past, we have very little influence over when products containing Peerless technologies will enter the market, or how much Peerless IP will be included, but rest assured, we will provide you with as much detail as possible when we have greater clarity on these issues.

I will now turn the call over to John Rigali for a review of our fourth quarter and full year financial results. John…

Financial Presentation - John Rigali
Thanks, Rick. We reported fourth quarter revenue of 8.7 million dollars as compared with the 9.6 million in the fourth quarter last year. Product licensing revenue was 6.1 million dollars compared with 6.7 million in the year ago fourth quarter. Engineering services and maintenance revenue was 2.6 million dollars versus 2.7 million dollars in the same quarter last year.

As Rick mentioned, we signed two fourth quarter license agreements collectively valued at 4.8 million dollars, all of which were recognized during the quarter. At the start of the first quarter of 2008, the current portion of our engineering services backlog was 2.6 million dollars of which we believe all of it will be recognized during the current fiscal quarter.

Our gross margin in the fourth quarter was 63 percent versus 57 percent in the fourth quarter last year. The improvement was due to a more favorable mix of Peerless intellectual property to third party intellectual property being sold, which resulted in lower royalty expense per sales dollar.

Of note in our expenses was a significant increase in G&A, which came in at 2.1 million dollars, or 24 percent of revenue, versus 1.2 million dollars, or 12.4 percent of revenue, in the fourth quarter last year. The increase in general and administrative expenses during the quarter and full fiscal year was primarily due to a one-time charge associated with our expense reduction program; a one-time charge associated with the consultancy agreement with our former CEO; stock-based compensation expense that has not been required to be recorded in previous years, and Sarbanes-Oxley compliance expenses resulting from our recent classification as an accelerated-filer.

We reported fourth quarter net income of 1.6 million dollars, or 9 cents per diluted share, versus 1.8 million dollars, or 9 cents per diluted share, in the fourth quarter last year.

We ended the fourth quarter with total assets of 23.6 million dollars, which included cash and cash equivalents of 16.4 million dollars, or 86 cents per diluted share. Stockholders’ equity was 16.2 million dollars, or 85 cents per diluted share. DSOs for receivables and unbilled dropped to 60 at the end of the fourth quarter from 86 at the end of the third quarter. DSO at the end of the 2006 fourth quarter were 48.

For the full fiscal year, revenue was 33.4 million dollars versus 36.2 million in fiscal 2006. Gross margin was 58 percent versus 53 percent in the prior year. Net income was 3.3 million dollars, or 17 cents per diluted share, versus 4.3 million dollars, or 23 cents per diluted share, in fiscal 2006.

Turning to guidance, we expect to report full year net income for fiscal 2008 in a range of 3.8 million dollars to 4.5 million dollars, on revenue that we expect to range from 29 million to 31 million dollars. As we have previously stated, due to declining demand for our core monochrome technologies and the expected timing of initial licensing revenue from the company’s high-performance color technologies, we expect to report a net loss in the first and second quarters of fiscal 2008, but expect a transition to profitability and stronger overall financial results during the second half of the fiscal year.

As we have stated previously, management and the board of directors will consider all opportunities to enhance the value of the Company, including aggressive marketing of new technologies, development of new market opportunities, raising additional capital, mergers, and/or acquisitions.

With that, we are ready for any questions.

Q&A - Here

Closing remarks:
Rick Roll…
Well thank you for joining us for today’s call. I am very pleased to be serving as Peerless’ new CEO and by the course we have charted for the company. I look forward to keeping you apprised of our progress throughout the remainder of the fiscal year. Please take care.